Exhibit 10.30


                              Protocol of Intention

                                 By and Between

                   THE MINISTRY FOR FUEL AND ENERGY OF GEORGIA

                                       and

                             IDM ENERGY CORPORATION

Tbilisi                                                        January 20, 1998


     The Ministry for Fuel and Energy of Georgia, hereinafter referred to as Georgian Party or its assignees or designees, and IDM Energy Corporation or its assignees or designees, hereinafter referred to as Foreign Party, on the other hand, hereinafter together referred to as the Parties, recognizing the important role of energy sector for the development of Georgian economy and expressing their good will to establish long-term cooperation in the field, have agreed upon the following:

     Foreign Party, taking into consideration its resources, shall incur the corresponding economic and legal expenses, necessary to evaluate the possibilities of generating and selling electric energy in Georgia. Georgian Party agrees to conduct the relevant negotiations regarding purchasing of the electric power generated by Foreign Party. A mutually agreeable Power Purchase Agreement ( PPA ) between the Parties shall be signed no later than ninety (90) days after the date of this Protocol of understanding.

     The Parties have also expressed the desire to cooperate in the evaluation of the construction's feasibility of high-voltage transmission lines, with the purpose to export electric energy to other countries. The optimum capacity, routing, construction schedule, etc. of such lines shall be determined later by the Parties and covered by the corresponding agreement as the Parties shall agree.

     The PPA will establish the terms for the sale of electric energy by the Foreign Party to the Georgian Party from a generating facility or facilities with a net capacity of up to 1,000 ( one thousand) MW, which will be constructed, operated and owned by the Foreign Party in Georgia (the Project(s)).

     The initial term of the PPA will be for thirty five (35) years beginning on the Commercial Operations Date of each plant (which will be defined in the PPA). The initial term of the PPA may be extended for an additional period of equal duration at the sole discretion of the Foreign Party.

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     The PPA will enter into full force and effect on the date of its execution.
The Foreign Party will advise and update the Georgian Party of the construction schedule for the Projects and the projected Commercial Operation Date.

     The Georgian Party will grant to the Foreign Party the required permits for use of natural resources associated with the Project including, without limitation, rivers and dams. Where required by law Foreign Party shall pay for such usage. The direct cost to Foreign Party resulting here from shall be offset in the then prevailing rate for electrical energy as charged by Foreign Party for delivery hereof.

     The Georgian Party covenants to cooperate with the Foreign Party, its representatives and affiliates in connection with the financing for the Project.

     The PPA will establish that the point of delivery will be located at the generating facility of the Project. The Georgian Party will be responsible for the transmission of electric energy from the Project to its facilities.

     The Foreign Party will install, operate and maintain the metering system.

     The PPA will establish that the Foreign Party shall make available to the Georgian Party a minimum quantity of electric energy (the Minimum Off- Take Quantity) during each contract year.

     During each contract year, the Georgian Party must accept and pay for the Minimum Off-Take Quantity. If during each contract year the Georgian Party accepts an amount of electric energy that is less than the Minimum Off-Take Quantity, the Georgian Party shall provide for the sale of electric energy to other buyer( s ), either in Georgia or abroad. The Foreign Party will have the right to receive payment for any amount of electric energy delivered to the Georgian Party prior to the Commercial Operations Date at the rate established in the PPA.

     The Georgian Party represents and warrants that the Foreign Party shall have the irrevocable right of first refusal, but not the obligation, to develop, on a project-by- project basis for a period of one year from the date preliminary due diligence is completed and the identified project is verified as feasible to develop by the Foreign Party. The right to develop individual projects shall be covered by separate agreements on a project-by-project basis. Initially, the following projects are mentioned for the purpose of such identification: Tvishi, Namakhvani, Zhoneti, Zestaponi I, Zestaponi lI, Zestaponi III, and Rustavi I, Rustavi II.

     This Protocol of Intention is and constitutes a legally binding and enforceable obligation on the part of Foreign Party and Georgian Party. The Parties agree that Foreign Party shall enter into a PPA with an Assignee (GA) of the Georgian Party within 90 days of the date of this Protocol. If an agreement with GA cannot be reached on terms acceptable to Foreign Party then Foreign Party shall not have any obligations under this Protocol of Intention and shall in such case have the right to decline the Project. This Protocol of Understanding does not confer, and shall not be deemed to confer, any rights or remedies upon any person or entity other than Georgian Party, Foreign Party, and their permitted successors and assigns.

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     This Protocol of  Understanding  does not constitute  the entire  agreement between the Parties. Additional details hereof will be defined in the PPA.

     Executed in Tbilisi, on January 20, 1998 in English and Georgian languages, two original copies in each language.


Georgian Party                                         Foreign Party


By: /s/  D. Zubitashvili                               By: /s/ Birger Munck
  -----------------------                               -----------------------
     D. Zubitashvili                                        Birger Munck
     Minister for Fuel                                      President of IDM
     and Energy of Georgia                                  Energy Corporation